                                                FILED PURSUANT TO RULE 424(B)(2)
                                                   REGISTRATION NUMBER 333-43521

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED JANUARY 9, 1998

     This Prospectus Supplement amends and restates pages 11 and 12 of the Prospectus dated January 9, 1998. Except as set forth herein, the contents of the Prospectus remain as set forth therein.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of November 30, 1997 with respect to the number of shares of common stock beneficially owned by each Selling Stockholder prior to this offering and the maximum number of shares of common stock being offered hereby. Because the Selling Stockholders may offer all, a portion or none of the Shares offered pursuant to this Prospectus, no estimate can be given as to the number of Shares of Common Stock that will be held by each Selling Stockholder upon termination of this offering. See "Plan of Distribution." To the extent required, the names of any agent, dealer, broker or underwriter participating in any such sales and any applicable commission or discount with respect to the sale will be set forth in a supplement to this Prospectus. The Shares offered by means of this Prospectus may be offered from time to time by the Selling Stockholders named in the following table. Other than as a result of the ownership of common stock, none of the Selling Stockholders has had any material relationship with the Company within the past three years, except as noted herein.

                                                                                             NUMBER OF SHARES OF
                                                                                                COMMON STOCK/
                                       NUMBER OF SHARES OF              MAXIMUM             PERCENTAGE OF CLASS TO
                                           COMMON STOCK           NUMBER OF SHARES TO           BE OWNED AFTER
                                          OWNED PRIOR TO          BE SOLD PURSUANT TO           COMPLETION OF
               NAME                        THE OFFERING             THIS PROSPECTUS              THE OFFERING
              -----                        ------------             ---------------              ------------

Andre C. Dimitriadis/1/                        30,314                    30,314                      ___

The Sisters of St. Louis                        1,000                     1,000                      ___
 (Monaghan)

LTC Properties, Inc./2/                        30,847                    30,847                      ___

Charles Samuel Allmond                          6,231                     6,231                      ___

Alfred W. Clark                                 2,692                     2,692                      ___

The Girvin Group                                2,692                     2,692                      ___

John M. Hartz                                  10,769                    10,769                      ___


--------------------------------
/1/   Mr. Dimitriadis served as a director of the Company from July 1994 to
September 1997. In February 1998, Mr. Dimitriadis donated 1,000 shares to The Sisters of St. Louis which proposes to sell such shares hereunder.

/2/   LTC Properties, Inc. ("LTC Properties") is a health care REIT with which the the Company has entered into certain sale/leaseback arrangements to finance its development efforts. In addition, in connection with the recent acquisition of Carriage House, the Company has agreed to guarantee the payment and performance of certain obligations of Carriage House's to LTC Properties. See "The Merger."

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 17, 1998.



                                                                                             NUMBER OF SHARES OF
                                                                                                COMMON STOCK/
                                         NUMBER OF SHARES OF            MAXIMUM             PERCENTAGE OF CLASS TO
                                           COMMON STOCK           NUMBER OF SHARES TO           BE OWNED AFTER
                                          OWNED PRIOR TO          BE SOLD PURSUANT TO           COMPLETION OF
               NAME                        THE OFFERING             THIS PROSPECTUS              THE OFFERING
              -----                        ------------             ---------------              ------------

Geoffrey O. Hartzler                           10,769                    10,769                      ___

Christopher T. Ishikawa                         6,231                     6,231                      ___

Thomas W. Knaup                                 5,384                     5,384                      ___

James J. Pieczynski                            18,695                    18,695                      ___

Howard J. Privett and                          26,923                    26,923                      ___
Nell K. Privett

Pamela J. Privett                               6,231                     6,231                      ___

Albert Silverman                                5,384                     5,384                      ___

Robert V. Siebel/3/                            65,745                    65,745                      ___

Zachary H. and                                  5,384                     5,384                      ___
Rhonda L. Shafran

Thomas Turner Stuart                            5,384                     5,384                      ___

Roger Wittlin                                   8,076                     8,076                      ___

Evelyn Yalung                                  11,231                     6,231                    5,000

Consulting Management &                        48,461                    48,461                      ___
Education, Inc./4/

Consolidated Services, Inc.                     2,692                     2,692                      ___


---------------------------------
/3/  Mr. Siebel is the President of CME.  See Note 4.

/4/ In connection with the acquisition of Carriage House, the Company has assumed the obligations of Consulting Management and Education, Inc. ("CME") which had guaranteed certain construction loans in favor of LTC Properties. See "The Merger."